Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Royale Energy Funds, Inc. of our report dated March 23, 2018, relating to the financial statements, appearing in the Annual Report on Form 10-K of Royale Energy, Inc. for the year ended December 31, 2017, and incorporated by reference in Registration Statement on Form S-3.

SingerLewak LLP

Los Angeles, California
March 23, 2018